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                                                                      EXHIBIT 11





                          THE WASHINGTON POST COMPANY
                                AND SUBSIDIARIES

               CALCULATION OF EARNINGS PER SHARE OF COMMON STOCK
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                            FISCAL YEAR
                                                  --------------------------------------------------------------
                                                        1993                  1992                  1991
                                                        ----                  ----                  ----
Weighted average shares outstanding
     Class A Common                                    1,843                 1,843                 1,847
     Class B Common (excludes shares
         issuable upon exercise of
         stock options - accounted
         for below)                                    9,903                 9,984                10,027
                                                   ---------             ---------             ---------
                                                      11,746                11,827                11,874
                                                   ---------             ---------             ---------

Add - Shares assumed issuable upon
     exercise of stock options                            69                    52                    27
Deduct - Shares assumed to be
     purchased for Treasury with proceeds
     from exercise of stock options                      (65)                  (49)                  (25)
                                                   ---------             ---------             ---------
                                                           4                     3                     2
                                                   ---------             ---------             ---------

Shares used in computation of
     primary earnings per share                       11,750                11,830                11,876
Adjustment to reflect fully
     diluted computation (1)                           --                    --                    --
                                                   ---------             ---------             ---------
                                                      11,750                11,830                11,876
                                                  ==========            ==========            ==========
Net income                                         $ 165,417             $ 127,796             $  70,824
                                                  ==========            ==========            ==========
Primary earnings per share                         $   14.08             $   10.80             $    5.96
                                                  ==========            ==========            ==========
Fully diluted earnings per
     share (1)                                     $   14.08             $   10.80             $    5.96
                                                  ==========            ==========            ==========



(1) This computation is submitted although it is not required by Accounting Principles Board Opinion No. 15 since it results in dilution of less than 3%.